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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 17, 2018

TSR, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-8656	13-2635899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 231-0333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2018, the Board of Directors (the “Board”) of TSR, Inc. (the “Company”) approved the appointment of Eric M. Stein as a Class II member of the Board to fill the vacancy created as a result of the resignation of James J. Hill on July 9, 2018, for a term to expire upon the expiration of the term of Class II directors in 2020 or until his successor is elected and qualifies. Mr. Stein was also appointed by the Board to the Audit, Compensation and Nominating Committees of the Board. The Nominating Committee of the Board recommended Mr. Stein’s appointment as a Class II member of the Board and as a member of the Audit, Compensation and Nominating Committees of the Board.

Eric M. Stein is an executive in sales and sales management. The Board believes that Mr. Stein qualifies as an “Independent Director” under the Nasdaq Listing Rules.

As a result of Mr. Stein’s appointment to the Board, a majority of the Board is comprised of “Independent Directors” under the Nasdaq Listing Rules, and the Company has regained compliance with Nasdaq Listing Rule 5605(b)(1). In addition, as a result of Mr. Stein’s appointment to the Audit Committee of the Board, the Audit Committee has three members, each of whom is an “Independent Director” and satisfies the other independence requirements set forth in the Nasdaq Listing Rules applicable to audit committees, and the Company has regained compliance with Nasdaq Listing Rule 5605(c)(2)(A). As the Company previously disclosed, the Company had fallen out of compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) as a result of James J. Hill’s resignation from the Board and all committees of the Board on which he served on July 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TSR, INC.
(Registrant)
By:	/s/ John G. Sharkey
John G. Sharkey Vice President-Finance, Controller and Secretary

Date: July 18, 2018

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